10.96

RESTRICTED STOCK AWARD AGREEMENT

Pursuant to the Gene Logic Inc. 1997 Equity Incentive Plan, as amended and restated effective June 1, 2006 (The “Plan”), Gene Logic Inc. (the “Corporation”) hereby grants to the below named Grantee an award {the “Award”} of Restricted Stock on the Grant Date and for the number of shares of Common Stock of the Corporation (the “Restricted Stock”) listed below.

Name of Grantee:

Grant Date:

Number of Shares of Restricted Stock:

Price per Share on Grant Date:

In consideration of such grant, the Corporation and Grantee agrees as follows:

(1)	The Restricted Stock is subject to all the terms and conditions:
▪	as set forth herein, including the Vesting Requirements and Forfeiture Conditions attached as Attachment I,
▪	of the Plan (See Attachment II),
▪	the Stock Power attached as Attachment III and
▪	in any program, if applicable, attached as Attachment IV (the “Program”),

all of which are incorporated herein in their entirety.

(2)	Vesting Requirements, Forfeiture Conditions and Transfer Restrictions: Grantee acknowledges that:
(a)	the Restricted Stock shall be nontransferable until such shares vest in accordance with the requirements herein, including Section 7 and in Attachment I hereto and
(b)	the Restricted Stock covered by this Award, and any dividends payable thereon, shall be subject to forfeiture as provided herein, including in Section 7 and in Attachment I hereto.

As used herein, “vest” means that all risk of forfeiture has lapsed.

(3)
Stock Power: Grantee acknowledges that Grantee must execute the Stock Power in the form attached as a condition to the receipt of this Award. The Stock Power provides that the shares of Restricted Stock covered by this Award shall be transferred back to the Corporation without any further action on the part of the Grantee and without consideration to the Grantee in the event the shares of Restricted Stock are forfeited.

(4)
Share Certificates: Grantee acknowledges that, although the Restricted Stock shall be registered on the Corporation’s books in the name of the Grantee as of the Grant Date, physical possession or custody of any share certificate(s) (or any electronic record of ownership) shall be retained by the Corporation or its transfer agent until such time as the shares of Restricted Stock are vested (i.e. until all risk of forfeiture has lapsed) and until the Corporation has recovered an amount sufficient to satisfy any applicable withholding tax requirements as specified in Section 5 below. While in its possession, the Corporation reserves the right to place a legend on any share certificate(s) restricting the transferability of such certificate(s) (and to similarly restrict transfer of any Shares reflected on any electronic records) and referring to the terms and conditions herein (including forfeiture). In lieu of issuance of a paper stock certificate, the shares may be registered with the Corporation’s transfer agent and be held electronically.

(5)
Dividends and Voting Rights: If any dividends are issued with regard to the Restricted Stock covered by this Award prior to vesting of such Award, Grantee agrees that the Corporation shall retain such dividends until the Award vests and such dividends shall be subject to the same conditions of forfeiture as the Award. If all or part of the Award vests, that portion of the retained dividends applicable to the portion of the Award that vested shall be paid to Grantee. While this Award is outstanding but prior to vesting, the Grantee shall have the rights as a stockholder to vote the shares covered by this Award with respect to any matter presented to the Corporation’s shareholders for a vote with a record date that precedes the date of any forfeiture, but such voting rights shall be forfeited with respect to any part of the Award that is forfeited for any vote with a record date occurring on or after the date of forfeiture.

(6)
Tax Withholding: Grantee acknowledges that Grantee is fully responsible for any tax obligations resulting from vesting or sale of the Restricted Stock granted. If Grantee makes no election, Grantee will be required to pay withholding tax at the time all risk of forfeiture expires and such tax will be based on the value of the Restricted Stock at such time; alternatively, Grantee may be able to make an election under Section 83(b) of the Internal Revenue Code (the “Code”) to pay the withholding tax currently, based on the present value of the Restricted Stock, but with no right to recover such tax payment if the Restricted Stock is subsequently forfeited. The Corporation advises the Grantee to seek tax advice or legal counsel from Grantee’s personal tax or legal advisor with regard to his or her tax obligations and whether an election should be filed by Grantee under Internal Revenue Code section 83(b). A partially completed Section 83(b) election is attached as Exhibit B as a convenience to Grantee. However, Grantee acknowledges that it is solely the obligation of the Grantee to determine whether to file a Section 83(b) election and to properly complete and timely and properly file such election if Grantee determines to file one.

At the time any of the Award of Restricted Stock vests (or on the date the Participant files a timely and valid election under Section 83 (b) of the Code) as to such shares, Grantee acknowledges and agrees that the Corporation will require Grantee to provide an amount sufficient to satisfy any applicable withholding tax requirements related thereto or, in Corporation’s sole discretion, may instead withhold from any of Grantee’s compensation from the Corporation, or withhold and thereby forfeit sufficient shares of the Restricted Stock Award valued at then current market price to equal, an amount sufficient to satisfy any applicable minimum statutory withholding tax requirements related thereto.

(7)
Vesting: The Restricted Stock shall vest when all conditions for vesting have been met and all risk of forfeiture has lapsed. Unless otherwise agreed by the Board of Directors, if Grantee’s position as a full-time employee of the Corporation terminates prior to vesting, the portion of the Award that has not vested will be forfeited. However, if a potential event necessary for vesting has occurred prior to termination of full-time employment, the fact that the Board has not yet made a determination with regard to such event prior to termination of employment at the time of termination of such employment shall not cause any portion of an Award to be forfeited if the Board subsequently determines that such event satisfies the condition for vesting. The Restricted Stock is also subject to the Vesting Requirements and Forfeiture Conditions in Attachment I hereto.

(8)
Additional Terms/Acknowledgements: Grantee acknowledges receipt of, and understands and agrees to, the terms and conditions of this Grant Agreement, the Plan, the Program (if applicable), and the Stock Power. Grantee further acknowledges that as of the Grant Date, this Grant Agreement, the Program, the Plan and the Stock Power set forth the entire understanding between Grantee and the Corporation with respect to the Restricted Stock and supersede all prior oral and written agreements on the subject.

IN WITNESS WHEREOF, the Corporation has caused this Restricted Stock Award Agreement to be signed by its duly authorized officer, and the Grantee has signed this Restricted Stock Award Agreement and affixed the Grantee’s seal, on this ___ day of ____________, 2007.

GENE LOGIC INC.	GRANTEE

By:	Signature:	(SEAL)

Print Name:

Title:

Attachment I—Vesting Requirements and Forfeiture Conditions
Attachment II—1997 Equity Inventive Plan as Amended and Restated
Attachment II—Stock Power
Attachment IV—Restricted Stock Program (if applicable)

Exhibit A—Form of Election, Pursuant to Section 83(b)
Exhibit B—Cover Letter for Submitting Section 83(b) Election